UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2006

Golden Telecom, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27423	51-0391303
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Rep. Office Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, Moscow, Russia,		115114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(011-7-501) 797-9300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2006, Golden Telecom, Inc. (the "Company") and Derek A. Bloom, Senior Vice President, General Counsel and Corporate Secretary entered into a Separation Agreement and Mutual Release (the "Agreement") pursuant to which the Company and Mr. Bloom have mutually agreed, in connection with the restructuring of certain departments within the Company at the discretion of the Company's Chief Executive Officer, that Mr. Bloom's employment with the Company shall be terminated without cause and the Company shall pay to Mr. Bloom the severance benefits set forth in the Agreement. Mr. Bloom's employment with the Company shall be terminated as of October 14, 2006 (the "Separation Date") upon expiration of the ninety day notice period provided for in Mr. Bloom's employment agreement. On July 14, 2006, the employment agreement between Mr. Bloom and the Company, dated as of December 23, 2005 (the "Employment Agreement"), was terminated.

A copy of the Agreement is filed herewith and as Exhibit 10.1 and is incorporated herein by reference. Pursuant to the Agreement, Mr. Bloom is entitled to (i) base salary payments through the Separation Date; (ii) employee benefits through the Separation Date; (iii) an incentive bonus for fiscal year 2006 under the Company's Incentive Bonus Plan for Senior Managment in the amount of $105,000; (iv) a separation payment in the amount of $300,000; (v) an additional payment of $83,400 in lieu of shares of unvested restricted stock; (vi) a payment of $26,500 representing the value of Mr. Bloom's unused vacation during Mr. Bloom's employment with the Company; (vii) reimbursement for the cost of continuing Mr. Bloom's medical, dental, and health insurance coverage for the twelve-month period following the Separation Date; (viii) relocation expense of $25,000 and reimbursement of the cost of a one way business class ticket for Mr. Bloom and Mr. Bloom's spouse; (ix) school tuition of approximately $20,000; (x) outplacement services not to cost in excess of $25,000; (xi) use of a company car until January 12, 2007; (xii) reasonable use of a mobile phone until January 12, 2007; (xiii) reimbursement of the premium for life insurance coverage in the amount of $1,000,000 coverage from the Separation Date until January 12, 2007; and (xiv) continuing personal property insurance coverage in Moscow, Russia until January 12, 2007 in the amounts and on the terms as currently provided by the Company, provided that benefits under clauses (vii) and (xiv) shall cease upon such earlier date upon which Mr. Bloom receives comparable benefits or coverage from a subsequent employer. The terms of the Agreement further provide for a mutual release relating to any actions against the Company regarding Mr. Bloom's employment, and customary provisions relating to non-solicitation and confidentiality. The terms of the Agreement further provide that Mr. Bloom shall continue to use the office he has been using and the Company's e-mail system until August 18, 2006 during which time Mr. Bloom shall transition his responsibilites to his successors. Mr. Bloom shall continue to be available to transition matters to successors until the Separation Date.

Item 1.02 Termination of a Material Definitive Agreement.

On July 14, 2006, the Employment Agreement between the Company and Mr. Bloom terminated. The disclosure describing the termination of Mr. Bloom's Employment Agreement under Item 1.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Bloom's employment with the Company shall be terminated as of the Separation Date. The disclosure describing Mr. Bloom's termination without cause under Item 1.01 above is incorporated herein by reference.

On July 14, 2006, the Company appointed Ilya Smirnov, a citizen of the Russian Federation, age 39, as Vice President, Acting General Counsel and Corporate Secretary of the Company. Mr. Smirnov will be responsible for all legal matters concerning the Company. Mr. Ian Bird, Corporate Counsel, reporting to Mr. Smirnov, will be primarily dealing with Securities and Exchange Commission rules and regulations and corporate governance issues. Since January 2001, Mr. Smirnov held the position of Director of the Legal Department of EDN Sovintel LLC ("Sovintel"), a wholly-owned subsidiary of the Company. From February 1997 until January 2001, Mr. Smirnov held the position of Senior Legal Counsel of Sovinel. Mr. Smirnov holds an International Law Degree from Moscow State Institute of International Relations, a PhD in International Law from Moscow State Insitute of International Relations and a Masters in Business Administration from Dowling College. Mr. Smirnov will receive a base salary of $120,000 per year. Mr. Smirnov will be eligible for an annual performance-based, incentive bonus, which shall be in an amount up to $60,000. Previously Mr. Smirnov was granted ten thousand (10,000) Stock Appreciation Rights under the EDN Sovintel 2005 Stock Appreciation Rights Bonus Plan (the "Plan") pursuant to the standard pricing and vesting schedule and award agreement for participants in the Plan.

There are no family relationships between Mr. Smirnov and the Company's directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

10.1 Separation Agreement by and between the Company and Derek A. Bloom.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Telecom, Inc.

July 19, 2006	By:	/s/ Jean-Pierre Vandromme

Name: Jean-Pierre Vandromme
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement by and between the Company and Derek Bloom.